Exhibit 3

[Ares Leveraged Investment Fund, L.P. Letterhead]

July 31, 2003

MAJOR STOCKHOLDERS SET FORTH

ON THE SIGNATURE PAGES HERETO

Ladies and Gentleman:

Reference is made to that certain Stockholders Agreement (the “Stockholders Agreement”) dated as of even date herewith by and among Samsonite Corporation (the “Company”), Ares Corporate Opportunities Fund, L.P, Bain Capital (Europe) LLC, Ontario Teachers’ Pension Plan Board and Ares Leveraged Investment Fund, L.P. (“Ares I”).  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Stockholders Agreement.

Each of you hereby agrees that immediately following such time as the total voting power represented by Offered Securities, when aggregated with (a) the voting power represented by shares of Preferred Stock owned by the Major Stockholders as of the date hereof (as reduced by the voting power of (i) prior to the sale by the Major Stockholders of Preferred Stock to certain members of the management group of the Company as contemplated by Section 5.13 of the Recapitalization Agreement, 2,100 shares of Preferred Stock and (ii) thereafter, the aggregate number of shares of Preferred Stock actually sold to certain members of the management group by the Major Stockholders) and (b) the voting power represented by shares of Common Stock and Preferred Stock (other than Offered Securities) purchased by the Major Stockholders following the date hereof, equals a majority of the voting power of the Company on a fully-diluted basis, the Stockholders Agreement shall be deemed to have been amended such that Ares I is no longer a party to the Stockholders Agreement and is not bound by any of the obligations thereunder and each of you further agrees to take all commercially reasonable actions requested, and to execute such relevant legal documents as shall be deemed reasonably necessary, by Ares I in consultation with you to effect and evidence such amendment.  For the avoidance of doubt, you shall not be required to provide any representations, warranties, or indemnities with respect to or arising from such amendment and shall not be required to make any payments or assume any liabilities for any costs or fees in connection therewith.

“Offered Securities” means all shares of Preferred Stock (other than shares of Preferred Stock purchased by the Major Stockholders pursuant to the Recapitalization Agreement) which the Major Stockholders, as a group, have been offered the opportunity to purchase on a pro rata basis pursuant to a bona fide offer, whether by direct communication to all Major Stockholders or to one Major Stockholder as representative of the Major Stockholders (provided, such offer is then promptly communicated by such Major Stockholder to the other Major Stockholders, with such other Major Stockholders also offered the option to participate in such purchase on a pro rata basis), at a per share purchase price, determined on an as converted basis, of not more than the Conversion Price (as defined in the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 2003 Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof of the Company), whether or not such offer(s) have been accepted, and which remains open for acceptance by the Major Stockholders for at least five business days from the date of communication of such offer to the Major Stockholders.

This letter shall be governed by and construed under the laws of the State of Delaware (without reference to the conflict of law provisions thereof).  This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Please indicate your acknowledgement of and agreement with the above by signing below.

ARES LEVERAGED INVESTMENT FUND, L.P.

By:	/s/ David Sachs
Name: David Sachs
Title: Managing Director

Acknowledged and agreed:

ARES CORPORATE OPPORTUNITIES FUND, L.P.

By: ACOF Management, L.P., as General Partner of Ares Corporate Opportunities Fund, L.P.

By: ACOF Operating Manager, L.P., as General Partner of ACOF Management, L.P.

By: Ares Management, Inc., as General Partner of ACOF Operating Manager, L.P.

By:	/s/ Eric Beckman
Name: Eric Beckman
Title: Managing Director

Acknowledged and agreed:

BAIN CAPITAL (EUROPE) LLC

By:	Bain Capital Investors, LLC
Its:	Manager

By:	/s/ Robert Gay
Its: Managing Director

Acknowledged and agreed:

ONTARIO TEACHERS’ PENSION PLAN BOARD

By:	/s/ Lee Sienna
Name: Lee Sienna
Title: Vice President, Teachers' Merchant Banking